Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899


                      Prospectus Supplement


The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1) "TQA Vantage Fund" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of May 23, 1997 of $1,600,000.

2)   "Suntrust Retirement Fund" is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered Notes owned as of June 25, 1997 of $400,000.

3) "STI Classic Capital Growth Fund" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of June 25, 1997 of $2,600,000.

    The date of this Prospectus Supplement is June 25, 1997.